Exhibit 99.1

FOR IMMEDIATE RELEASE

MasterCraft Announces Resignation of COO Shane Chittum

Larry Janosek Promoted to VP of Operations, will Assume Chittum’s Duties

VONORE, Tenn. — Mar. 18 — MasterCraft (NASDAQ: MCFT) today announced that it has accepted the resignation of chief operating officer (COO), Shane Chittum, effective April 1, 2016. Chittum, who joined the company in June 2011, is leaving to pursue another business opportunity.

MasterCraft also announced that it has promoted Larry Janosek, director of manufacturing, to vice president of operations. Janosek will assume Chittum’s operational duties. The company said that it will not fill the vacated role of COO at this time.

“We’d like to thank Shane for his commitment to operational excellence and establishing best practices in manufacturing,” said Terry McNew, MasterCraft’s president and chief executive officer. “His efforts have helped transform MasterCraft into an elite, leading-edge North American manufacturer. Shane has built a very skilled team and leaves the company with a strong foundation for continued operational excellence and profitable growth.

“Furthermore, we’re excited to announce the promotion of Larry to vice president of operations. Larry has worked alongside Shane for the past four years, and has been responsible for developing, implementing and managing all areas of manufacturing. He’s a collaborative leader and was instrumental in MasterCraft securing the 2015 IndustryWeek Best Plants award. We look forward to him stepping up and assuming oversight of all operations.”

Janosek joined MasterCraft in March 2012 as the director of manufacturing and has more than 18 years of cross-functional business experience in the automotive industry. Prior to MasterCraft, he was in charge of International Automotive Components (IACNA)’s operations in Madisonville, Ky., as a plant manager and corporate director of North America, Materials Management. Janosek graduated magna cum laude from Shawnee State University, Portsmouth, Ohio, with a B.S. degree in business management.

About MCBC Holdings, Inc.:

Headquartered in Vonore, Tenn., MCBC Holdings, Inc. (NASDAQ: MCFT) is the parent of MasterCraft Boat Company, a world-renowned innovator, designer, manufacturer, and marketer of premium performance sport boats. Founded in 1968, MasterCraft has cultivated its iconic brand image through a rich history of industry-leading innovation, and more than four decades after the original MasterCraft made its debut the company’s goal remains the same — to continue building the world’s best ski, wakeboard, wakesurf and luxury performance powerboats. For more information, visit www.mastercraft.com.

CONTACT:

Tim Oxley

Chief Financial Officer

(423) 884-2221

Tim.Oxley@mastercraft.com

Matt Sullivan

(612) 455-1709

Matt.Sullivan@padillacrt.com

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